INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On March 7, 2014, MarketingMobileText, Inc. (the “Registrant” or the “Company”) authorized an amendment to its Articles of Incorporation (the “Amendment”) to (i) change its name to Green Remanufacturing Solutions, Inc., (ii) to increase the number of its authorized shares of capital stock from 300,000,000 to 310,000,000 shares of which 300,000,000 shares were designated common stock, par value $0.001 per share (the “Common Stock”) and 10,000,000 shares were designated “blank check” preferred stock, par value $0.001 per share (the “Preferred Stock”) and (iii) to effect a forward split such that 10 shares of Common Stock were issued for every 1 share of Common Stock issued and outstanding immediately prior to the Amendment (the “Split”). Also on March 7, 2014, the Registrant entered into and consummated the Agreement and Plan of Share Exchange (the “Exchange Agreement”) with Slimko Holdings LLC, the principal stockholder of the Registrant (the “Majority Shareholder”), Green Remanufacturing Solutions LLC (“GRS”) and the members of GRS (the “Exchange”), whereby the Registrant acquired all of the issued and outstanding membership interests of GRS in exchange (the “Exchange”) for approximately 2,300,000 pre-Split shares of the Company’s Common Stock. Pursuant to the terms of the Exchange Agreement, the Company’s Majority Shareholder agreed to retire 9,944,000 of the 10,000,000 shares of Common Stock of the Company held immediately prior to the Exchange. Simultaneously with the Exchange, the Registrant accepted subscriptions in a private placement offering (the “Offering”) of its Common Stock at a post-Split purchase price of $0.75 per share, offered pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). The Company sold an aggregate of 352,568 shares of Common Stock for the aggregate offering price of $2,644,250.

The unaudited pro forma combined balance sheet as of December 31, 2013 combines the unaudited balance sheet of the Registrant as of September 30, 2013 and the unaudited balance sheet of GRS as of December 31, 2013 and assumes that the Exchange was consummated on September 30, 2013.

The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Exchange occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Exchange.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

GREEN REMANUFACTURING SOLUTIONS, INC
PRO FORMA BALANCE SHEET

	December 31, 2013	September 30, 2013
	GRS LLC	MMTX	Adjustments		Consolidated	Note

ASSETS
CURRENT ASSETS:
Cash	$75,114	$-	2,644,250	1	2,719,364	1
Accounts receivable	277,603	-	-		277,603
Inventories	548,275	-	-		548,275
Advances to related party	-	-	-		-
Advance on purchases	1	-	-		1
Prepayments and other current assets	47,180	-	-		47,180

Total Current Assets	948,173	-	2,644,250		3,592,423

PROPERTY AND EQUIPMENT
Property and equipment	40,562	-	-		40,562
Accumulated depreciation	(2,976)	-	-		(2,976)

PROPERTY AND EQUIPMENT, net	37,587	-	-		37,587

SOFTWARE AND HARDWARE
Software and hardware	121,092	-	-		121,092
Accumulated amortization	(13,408)	-	-		(13,408)

SOFTWARE AND HARDWARE, net	107,684	-	-		107,684

LEASEHOLD IMPROVEMENTS
Leasehold improvements	539,623	-	-		539,623
Accumulated amortization	(144,493)	-	-		(144,493)

LEASEHOLD IMPROVEMENTS, net	395,130	-	-		395,130

OTHER ASSETS	34,693	-	-		34,693

Total Assets	$1,523,266	$-	$2,644,250		$4,167,516

LIABILITIES AND STOCKHOLDERS'/MEMBERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$858,633	$85,190	$-		$943,823
Notes payable - members	226,674	-	-		226,674
Advances from members	563,137	-	-		563,137

Total Current Liabilities	1,648,443	85,190	-		1,733,633

Total Liabilities	1,648,443	85,190	-		1,733,633

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS'/MEMBERS' EQUITY (DEFICIT):
Authorized: 10,000,000 preferred shares with a par value of $0.001 per share
Issued and outstanding: nil preferred shares	-	-	-		-
Common stock no par: 1,000 shares authorized;
0 and 300 shares issued and outstanding, respectively	-	-	-		-
Common stock no par: 300,000,000 shares authorized;
0 and 31,389,603 shares issued and outstanding, respectively	-	10,400	20,990	1,2,3,4	31,390	2
Paid-in Capital	-	29,600	4,953,653	1,2,3,4	4,983,253	3
Members' capital	2,330,392	-	(2,330,392)	4	-	4
Accumulated deficit	(2,455,569)	(125,190)	-		(2,580,759)

Total Stockholders'/Members' Equity (Deficit)	(125,177)	(85,190)	2,644,250		2,433,883

Total Liabilities and Members' Equity (Deficit)	$1,523,266	$-	$2,644,250		$4,167,516

MMTX Share Transactions	Shares	Cash Consideration	Share Value	Paid-in Capital	Member's Capital
Pro Forma Adjustments

(1) To reflect the retirement of 9,944,000 shares of MMTX common stock	(9,944,000)		$(9,944)	$9,944
(2) To give effect to the issuance of common stock to GRS in Share Exchange	2,330,392		$2,330	2,328,062	(2,330,392)
(3) To give effect to the sale of shares in private placement	352,568	2,644,250	$353	2,643,897
(4) To give effect to forward stock split of 10 for 1	28,250,643		$28,251	(28,251)
After Split	31,389,603	$2,644,250	$31,390	$4,983,253	$(2,330,392)

GREEN REMANUFACTURING SOLUTIONS, INC
PRO FORMA STATEMENT OF OPERATIONS

	For the Year	For the Year
	Ended	Ended
	December 31, 2013	September 30, 2013
	GRS LLC	MMTX	Adjustment	Consolidated

NET REVENUES	$3,245,547	$-	$-	$3,245,547

COST OF GOODS SOLD	2,572,704	-	-	2,572,704

GROSS MARGIN	672,842	-	-	672,842

OPERATING EXPENSES:
Salary and wages	627,790	-	-	627,790
Professional fees	418,174	-	-	418,174
Rent	265,964	-	-	265,964
Depreciation & amortization	101,829	-	-	101,829
General and administrative	423,109	52,405	-	475,514

Total operating expenses	1,836,867	52,405	-	1,889,272

LOSS FROM OPERATIONS	(1,164,025)	(52,405)	-	(1,216,430)

OTHER (INCOME) EXPENSE:
Interest income	-	-	-	-
Interest expense	1,674	3,994	-	5,668
Other (income) expense	40,590	(38,000)	-	2,590

Other (income) expense, net	42,264	(34,006)	-	8,258

LOSS BEFORE INCOME TAX PROVISION	(1,206,288)	(18,399)	-	(1,224,687)

INCOME TAX PROVISION	-	-	-	-

NET LOSS	$(1,206,288)	$(18,399)	$-	$(1,224,687)